Exhibit 99.1

Bank of The James Reports Year-Over-Year Earnings Growth, Asset Quality

Improvement in Second Quarter and First Half 2012 Financial Results

Financial Highlights

•	Net income in second quarter 2012 increased 52% to $486,000 or $0.15 per diluted share compared with $319,000 or $0.10 per diluted share in second quarter 2011.

•	First half 2012 net income increased to $846,000 or $0.25 per diluted share compared with $754,000 or $0.23 per diluted share in the first half 2011.

•	Total assets were $433.20 million at June 30, 2012 compared with $429.63 million at June 30, 2011.

•	In second quarter 2012, the provision for loan losses declined 53% to $425,000 compared with $906,000 in second quarter 2011, reflecting improving loan quality since the beginning of 2012.

•

The ratio of allowance for loan losses to nonperforming loans improved to 79.19% at June 30, 2012, compared with 61.42% at March 31, 2012 and 40.67% at June 30, 2011, reflecting a continued focus on asset quality and increased coverage for problem loans.

•	The company’s nonperforming assets (NPAs) as a percent of total assets declined sharply to 2.18% at June 30, 2012, compared with 3.19% at December 31, 2011 and 3.84% at June 30, 2011.

•	Since June 30, 2011, the Bank’s “Texas Ratio” ((NPAs + TDR):(Capital + ALL)) has declined by more than 50% to 24.5% at June 30, 2012 compared with 53.5% at June 30, 2011.

•

In first half 2012, interest expense declined 30% compared with the prior year’s first half, reflecting strategic interest rate management which resulted in net interest margin improvement despite a flat interest-rate environment and significant pressure on margins.

•	Book value per share increased to $8.47 per share in second quarter 2012 compared with $8.02 in fourth quarter 2011 and $8.12 in second quarter 2011.

Lynchburg, VA., July 26, 2012 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank, today announced unaudited results for the quarter and six months ended June 30, 2012.

“Our financial results and earnings growth reflect several key initiatives that have enabled us to operate more efficiently and remove problematic loans from our balance sheet, which has resulted in an increased bottom line,” said Robert R. Chapman III, President and CEO. “Compared with a year ago, we have seen significant improvement in asset quality and a meaningful slowing of nonaccrual loans. We believe this is an encouraging sign. We successfully identified and reserved for many troubled loans and our current portfolio of loans is showing significant signs of improvement.

“Our year-over-year reduction of interest expense and our ability to grow our net interest margin to 3.95% in the first half of 2012 from a 3.84% average in the first half of 2011, despite the low-rate environment and considerable pressure on margins, enabled us to make the most of the interest income we generated. We have kept noninterest expense relatively stable year-over-year. Even as we managed costs, we never backed off investing in technology and services to remain highly competitive and provide a more diverse range of capabilities to our retail and commercial customers.

“We believe the greatest challenges with asset quality management are behind us. This should allow us to devote more time and attention to grow banking relationships and capture a greater share of lending opportunities in Region 2000. We have definitely seen an uptick in residential mortgage lending, including home purchase activity in addition to refinancing. Also, commercial lending inquiries have increased to levels that we have not seen in several years. We’re excited that after several years of limited growth in our loan portfolio that we once again believe that the opportunity for growth is returning.”

Financial Highlights and Overview

Net interest income before provision for loan losses was $3.84 million in second quarter 2012 compared with $3.81 million in second quarter 2011. In first half 2012, net interest income before provision for loan losses was $7.70 million compared with $7.51 million in first half 2011.

“By offering competitive rates and developing loyal customer relationships, we have been able to manage interest expense while maintaining a high level of customer retention,” noted J. Todd Scruggs, CFO. “We strongly believe the goodwill we have developed in our community and our reputation for exceptional service, support and convenience has played a key role in generating customer loyalty.”

Second quarter 2012 noninterest income, which includes fees from mortgage origination and gains on sales from securities, rose 11% to 843,000 compared with $758,000 in second quarter 2011. In first half 2012, noninterest income was $1.51 million, up 6% compared with $1.43 million in first half 2011.

Total loans, net of allowance for loan loss (ALL), were $319.2 million at June 30, 2012 compared with $312.2 million at March 31, 2012, $318.8 million at December 31, 2011 and $319.4 million at June 30, 2011. Scruggs noted this overall quarter-to-quarter stability in the portfolio was accomplished despite significant principal reductions in 2011 and resulted in large part from the Bank’s ability to generate sufficient new loans.

Total deposits at June 30, 2012 were $384.59 million, compared with $376.55 million at June 30, 2011 and $374.23 million at December 31, 2011.

The company’s balance sheet reflected reduction in nonperforming assets and improved asset quality. The Bank’s focus on liquidating collateral related to troubled loans as promptly as possible along with decreasing foreclosure volume, contributed to the decrease in other owned real estate (OREO) at June 30, 2012 of $2.26 million compared with $4.28 million at June 30, 2011. This is a significant decrease from the historical high OREO balance of $5.22 million at September 30, 2011.

As previously noted, the Bank’s “Texas Ratio” has declined steadily and sharply since June 30, 2011, with the improvement exceeding the company’s goal for first half 2012. As a ratio to both loans and assets, total nonperforming assets declined significantly. NPAs to total loans were 2.91% at June 30, 2012 compared with 5.09% at June 30, 2011. Chapman explained that while many nonperforming loans were removed from the portfolio in 2011, the ratio of NPAs to total loans and total assets has dropped in each of the first two quarters of 2012.

“We are pleased with the positive monthly trends in loan quality this year,” said Chapman. “These improvements in asset quality have strengthened our capital position and have given us greater freedom to concentrate on growing loans and assets.”

At June 30, 2012, the bank’s tier 1 leverage ratio was 8.04%, tier 1 risk-based capital ratio was 10.73%, and total risk-based capital was 11.98%, all ratios exceeding regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The Bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrates its 13th anniversary this year. As of January 25, 2012, Bank of the James Financial Group, Inc. common stock is listed on the NASDAQ Stock Market, LLC under the symbol “BOTJ.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

Unaudited

Selected Data:	Three months ending Jun 30, 2012	Three months ending Jun 30, 2011	Change	Year to date Jun 30, 2012	Year to date Jun 30, 2011	Change
Interest income	$4,645	$4,896	-5.13%	$9,331	$9,838	-5.15%
Interest expense	809	1,090	-25.78%	1,629	2,325	-29.94%
Net interest income	3,836	3,806	0.79%	7,702	7,513	2.52%
Provision for loan losses	425	906	-53.09%	1,175	1,485	-20.88%
Noninterest income	843	758	11.21%	1,514	1,430	5.87%
Noninterest expense	3,559	3,204	11.08%	6,843	6,374	7.36%
Income taxes	209	135	54.81%	352	330	6.67%
Net income	486	319	52.35%	846	754	12.20%
Weighted average shares Outstanding	3,342,415	3,323,743	0.56%	3,342,415	3,323,743	0.56%
Basic net income per share	$0.15	$0.10	$0.05	$0.25	$0.23	$0.02
Fully diluted net income per share	$0.15	$0.10	$0.05	$0.25	$0.23	$0.02

Balance Sheet at period end:	Jun 30, 2012	Dec 31, 2011	Change	Jun 30, 2011	Dec 31, 2010	Change
Loans, net	$319,216	$318,754	0.14%	$319,386	$320,715	-0.41%
Loans held for sale	1,164	434	168.20%	215	—	N/A
Total securities	58,761	56,471	4.06%	58,367	52,883	10.37%
Total deposits	384,589	374,234	2.77%	376,551	368,390	2.22%
Stockholders’ equity	28,299	26,805	5.57%	26,973	25,495	5.80%
Total assets	433,204	427,436	1.35%	429,625	418,928	2.55%
Shares outstanding	3,342,415	3,342,415	—	3,323,743	3,323,743	—
Book value per share	$8.47	$8.02	0.45	$8.12	$7.67	$0.44

Daily averages:	Three months ending Jun 30, 2012	Three months ending Jun 30, 2011	Change	Year to date Jun 30, 2012	Year to date Jun 30, 2011	Change
Loans, net	$314,687	$320,135	-1.70%	$315,470	$320,384	-1.53%
Loans held for sale	878	202	334.65%	825	102	708.82%
Total securities	59,741	56,951	4.90%	60,379	56,422	7.01%
Total deposits	384,795	377,053	2.05%	380,115	374,875	1.40%
Stockholders’ equity	27,166	26,590	2.17%	26,997	26,377	2.35%
Interest earning assets	393,649	396,939	-0.83%	373,420	394,636	-5.38%
Interest bearing liabilities	346,095	353,011	-1.96%	345,162	351,430	-1.78%
Total assets	432,247	429,314	0.68%	429,177	426,526	0.62%

Financial Ratios:	Three months ending Jun 30, 2012	Three months ending Jun 30, 2011	Change	Year to date Jun 30, 2012	Year To Date Jun 30, 2011	Change
Return on average assets	0.45%	0.30%	0.15	0.40%	0.36%	0.04
Return on average equity	7.18%	4.81%	2.37	6.28%	5.76%	0.52
Net interest margin	3.91%	3.85%	0.06	3.95%	3.84%	0.11
Efficiency ratio	76.06%	70.20%	5.86	74.25%	71.27%	2.98
Average equity to average assets	6.28%	6.19%	0.09	6.29%	6.18%	0.11

Allowance for loan losses:	Three months ending Jun 30, 2012	Three months ending Jun 30, 2011	Change	Year to date Jun 30, 2012	Year to date Jun 30, 2011	Change
Beginning balance	$6,006	$5,318	12.94%	$5,612	$5,467	2.65%
Provision for losses	425	906	-53.09%	1,175	1,485	-20.88%
Charge-offs	(847)	(1,266)	-33.10%	(1,231)	(2,005)	-38.60%
Recoveries	109	12	808.33%	137	23	495.65%
Ending balance	5,693	4,970	14.55%	5,693	4,970	14.55%

Nonperforming assets:	Jun 30, 2012	Dec 31, 2011	Change	Jun 30, 2011	Dec 31, 2010	Change
Total nonperforming loans	$7,189	$10,376	-30.72%	$12,222	$8,366	46.09%
Other real estate owned	2,263	3,253	-30.43%	4,281	3,440	24.45%
Total nonperforming assets	9,452	13,629	-30.65%	16,503	11,806	39.78%
Troubled debt restructurings - (performing portion)	187	783	-76.12%	4,217	4,987	-15.44%

Asset quality ratios:	Jun 30, 2012	Dec 31, 2011	Change	Jun 30, 2011	Dec 31, 2010	Change
Nonperforming loans to total loans	2.21%	3.20%	(0.99)	3.77%	2.56%	1.20
Allowance for loan losses to total loans	1.75%	1.73%	0.02	1.53%	1.68%	(0.14)
Allowance for loan losses to nonperforming loans	79.19%	54.09%	25.10	40.66%	65.35%	(24.68)